EXHIBIT NO. 99.1

News Release

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Media Contact:	Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Expects Improved Third Quarter Financial Results

MIDDLETOWN, Ohio, October 5, 2004 – AK Steel (NYSE:AKS) today said that it anticipates reporting better-than-expected results for the third quarter of 2004. The company said that it expects shipments for the third quarter to be approximately 1,542,000 tons, and operating profit per ton to be approximately $61, or about $25 higher than the company reported in the second quarter. The company also noted that it expects to record a net non-cash tax credit for the third quarter of 2004.

The company said that the revised guidance reflects an increase of 17,000 tons over its previous shipping estimate of 1,525,000 tons, and an increase of approximately $10 in operating profit per ton from the upper-end of its guidance provided following the release of its second quarter results. For the second quarter of 2004, AK Steel shipped 1,565,100 tons, and posted an operating profit of $56.4 million, or $36 per ton, and net income from continuing operations of $20.2 million, enabling the company to end a string of eight quarterly losses.

“Thanks to our continuing focus on the business basics, as well as higher average selling prices, we are pleased that our recovery continues to build momentum, and we look forward to reporting another profitable quarter,” said James L. Wainscott, president and CEO.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as tubular steel products, for automotive, appliance, construction and manufacturing markets.

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